SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C. 20549





                            FORM 8-K


                         CURRENT REPORT


            Pursuant to Section 13 and 15(d) of the
               Securities and Exchange Act of 1934


Date of Report (date of earliest event reported) October 18, 1996



                  ANTARES RESOURCES CORPORATION
       (Exact name of Registrant as specified in Charter)


New York                           0-3926          13-1950459
(State or other jurisdiction       (Commission     (IRS Employer
     of incorporation)             File Number)   Identification
                                                       Number)


2345 Friendly Road, Fernandina Beach, FL            32034
(Address of principal executive office)           (Zip Code)




Registrant's telephone number, including area code: (904) 261-8607

Item 5.  Other Events.

     As previously reported, Antares Resources Corporation (the "Company") entered into a letter agreement with United Kina Breweries Limited and related parties ("Kina"), a privately held Bermuda corporation, whereby the Company has agreed in principle to acquire all of the issued and outstanding shares of Kina, in exchange for issuance by the Company of previously unissued "restricted" common stock. Relevant thereto, a definitive Agreement and Plan of Reorganization between the Company and Kina has been executed by both parties. The agreement contains one unfulfilled condition for Kina's investment banking group to raise $5 million in equity capital before the agreement becomes effective. Relevant thereto, the Company, Kina and their investment bankers did execute a letter agreement effective October 16, 1996, providing for the investment bankers to raise the necessary capital on or before Wednesday, November 6, 1996. It is anticipated that this date will be the closing date of the transaction.

     The relevant terms of the proposed transaction require the Company to (i) undertake a "reverse split" of its common stock, whereby 1 share of common stock will be issued in exchange for ten
(10) shares of common stock; and (ii) issue to the Kina shareholders an aggregate of 33,500,000 "restricted" common shares (post split), representing approximately 93% of the Company's then outstanding common stock, in exchange for all of the issued and outstanding shares of Kina.

     When the transaction with Kina is consummated, the present officers and directors of the Company are expected to resign their respective positions with the Company, to be replaced by the present management of Kina.

     Kina is a holding company which includes 7 joint ventures, each of which is a brewing company and is engaged in the manufacturing, distributing and marketing of beer in the People's Republic of China. On an unaudited basis and prepared in accordance with International Accounting Standards (and assuming a conversion ratio of 8.3 RMB to $1 US), Kina has approximately $164 million in total assets and $90 million in net assets. During its fiscal year ended December 31, 1995, it had gross revenues of approximately $94 million and generated profits of approximately $6.6 million. As part of the terms of the Letter Agreement, Kina is undertaking a financial audit in accordance with Generally Accepted Accounting Principles, which audited financial statements will be included in a subsequent Form 8-K to be filed after closing of the transaction described herein, in accordance with the provisions of the Securities Exchange Act of 1934, as amended.

     Further, simultaneous with the Closing of the transaction with Kina, the Company intends to sell its subsidiary companies, Empire Energy, Inc., Southern Trailers Manufacturing, Inc. and Cherokee Sun Corporation to existing management in exchange for cancellation of a significant number of their issued and outstanding common stock of the Company, assumption of all liabilities, termination of each of the existing employment agreements and execution of releases and general indemnification agreements. Additionally, a significant number of the Company's outstanding warrants to purchase common stock will also be cancelled as part of this transaction.

Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits.

     (c)  Exhibits.  There are no exhibits to this report.

                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.


                                   ANTARES RESOURCES CORPORATION
                                        (Registrant)


                                   By: s/William W. Perry
                                      William W. Perry III,
                                      President

Dated:  October 17, 1996